EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For First Quarter of 2016

Sparta, Michigan – April 28, 2016 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,274,000 for the first quarter of 2016 compared to $1,642,000 in the same period in 2015. Earnings per share were $0.39 in the first quarter of 2016 compared to $0.50 in the first quarter of the prior year.

“The first quarter was exciting for ChoiceOne as we opened our Grand Rapids Loan Center,” said James Bosserd, Chief Executive Officer of ChoiceOne Financial Services, Inc. “We also continued to grow deposits year over year, which were put to work in local municipal investments and loans as both grew in the first quarter as well.”

Total assets as of March 31, 2016, increased to $579 million, compared to $568 million as of December 31, 2015. Deposits grew by $5.2 million or 1.1 percent in the first quarter of 2016 and increased $50.8 million or 11.8 percent from the first quarter of 2015. Both securities and loans saw double digit increases on a year over year basis with securities up $10.0 million and net loans up $11.1 million since the first quarter of 2015.

Interest income improved by $175,000 during the first quarter of 2016 compared to the first quarter of 2015 due to increases in both securities interest and loan interest of $118,000 and $54,000, respectively.

Noninterest income declined by $451,000 in the first quarter of 2016 compared to the same period in the prior year largely due to a $304,000 death benefit on a bank owned life insurance policy recognized during the first quarter of 2015. The decline is also attributed to decreases in investment commissions and gains on sales of loans which were higher in 2015 than the comparable quarter in 2016. Noninterest expense showed increases due to expansion and additional salary costs tied to the development of the new Grand Rapids lending office.

“I am pleased with the overall growth trends of ChoiceOne even though earnings were down,” said Bosserd. “We believe we are well positioned for the future as we expand into Grand Rapids and grow our existing footprint. We continue to add new customers and provide credit to businesses, municipalities, and families in our market area.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

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Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	3/31/2016	12/31/2015	3/31/2015
Cash and Cash Equivalents	$12,572	$11,188	$9,748
Securities	171,238	163,323	153,793
Loans Held For Sale	1,507	4,957	2,061
Loans, Net of Allowance For Loan Losses	347,219	345,110	333,973
Premises and Equipment	12,008	12,119	11,698
Cash Surrender Value of Life Insurance Policies	12,348	12,261	11,997
Goodwill and Other Intangible Assets	13,969	14,108	14,383
Other Assets	7,997	4,680	5,282

Total Assets	$578,858	$567,746	$542,935

Noninterest-bearing Deposits	$121,514	$122,937	$110,025
Interest-bearing Deposits	358,338	351,759	319,057
Borrowings	24,779	20,792	42,033
Other Liabilities	2,801	2,416	4,029

Total Liabilities	507,432	497,904	475,144

Shareholders’ Equity	71,426	69,842	67,791

Total Liabilities and Shareholders’ Equity	$578,858	$567,746	$542,935

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Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In Thousands, Except Per Share Data)	3/31/2016	3/31/2015
Interest Income
Loans, including fees	$3,996	$3,942
Securities and other	925	804
Total Interest Income	4,921	4,746

Interest Expense
Deposits	209	225
Borrowings	32	31
Total Interest Expense	241	256

Net Interest Income	4,680	4,490
Provision for Loan Losses	-	100

Net Interest Income After Provision for Loan Losses	4,680	4,390

Noninterest Income
Customer service charges	960	983
Insurance and investment commissions	223	342
Gains on sales of loans	419	503
Earnings on life insurance policies	88	388
Other Income	153	78
Total Noninterest Income	1,843	2,294

Noninterest Expense
Salaries and benefits	2,411	2,299
Occupancy and equipment	641	596
Data processing	559	553
Professional fees	236	277
Other expenses	950	835
Total Noninterest Expense	4,797	4,560

Income Before Income Tax	1,726	2,124
Income Tax Expense	452	482

Net Income	$1,274	$1,642

Basic Earnings Per Share	$0.39	$0.50
Diluted Earnings Per Share	$0.39	$0.50

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